EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-179409 on Form S-8 and No. 333-188113 on Form S-3 of our reports dated March 2, 2015, relating to the consolidated financial statements of EPAM Systems, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of EPAM Systems, Inc. for the year ended December 31, 2014.
DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
March 2, 2015